UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—May 29, 2008

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit 99.1 – Press Release dated May 29, 2008.

Item 7.01. Regulation FD Disclosure

Plains All American Pipeline, L.P. (the “Partnership”) is furnishing this report pursuant to Item 7.01 of Form 8-K to provide guidance for financial performance for the second quarter and second half of 2008 and to establish initial, preliminary guidance for financial performance for 2009. The guidance information for the second quarter of 2008 included in this Form 8-K supersedes the second quarter guidance information contained in our Form 8-K dated April 30, 2008. The Partnership also issued a press release today announcing the updated guidance information described in this Form 8-K. A copy of this press release is furnished as Exhibit 99.1 hereto.   In accordance with General Instruction B.2. of Form 8-K, the information presented herein under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Disclosure of Second Half 2008 Guidance; Update of Second Quarter and Full Year 2008 Guidance; Preliminary 2009 Guidance

EBIT and EBITDA (each as defined below in Note 1 to the “Operating and Financial Guidance” table) are non-GAAP financial measures. Net income and cash flows from operating activities are the most directly comparable GAAP measures to EBIT and EBITDA. In Note 10 below, we reconcile EBITDA and EBIT to net income for the 2008 guidance periods presented. It is, however, impractical to reconcile EBIT and EBITDA to cash flows from operating activities for the forecasted period. We encourage you to visit our website at www.paalp.com , in particular the section entitled “Non-GAAP Reconciliation,” which presents a historical reconciliation of certain commonly used non-GAAP financial measures, including EBIT and EBITDA. We present EBIT and EBITDA because we believe they provide additional information with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze partnership performance. In addition, we have highlighted the impact of our equity compensation plans and, to the extent known, gains and losses related to SFAS 133 (primarily non-cash, mark-to-market adjustments) on Segment Profit, EBITDA, Net Income and Net Income per Basic and Diluted Limited Partner Unit.

The following information for the three months ending June 30, 2008 and the six months and twelve months ending December 31, 2008 as well as the preliminary guidance for calendar 2009 are based on assumptions and estimates that we believe are reasonable given our assessment of historical trends (modified for changes in market conditions), business cycles and other information reasonably available. Projections covering multi-quarter periods contemplate inter-period changes in future performance resulting from new expansion projects, seasonal operational changes (such as LPG sales) and acquisition synergies. Our assumptions and future performance, however, are both subject to a wide range of business risks and uncertainties, so no assurance can be provided that actual performance will fall within the guidance ranges. Please refer to information under the caption “Forward-Looking Statements and Associated Risks” below. These risks and uncertainties, as well as other unforeseeable risks and uncertainties, could cause our actual results to differ materially from those in the following table. The operating and financial guidance provided below is given as of the date hereof, based on information known to us as of May 28, 2008. We undertake no obligation to publicly update or revise any forward-looking statements.

Plains All American Pipeline, L.P.

Operating and Financial Guidance

(in millions, except per unit data)

	Actual	Guidance (1)
	3 Months	3 Months Ending		6 Months Ending		12 Months Ending
	Ended	June 30, 2008		December 31, 2008		December 31, 2008
	03/31/08	Low	High	Low	High	Low	High
Segment Profit
Net revenues (including equity earnings from unconsolidated entities)	$361	$389	$399	$828	$846	$1,578	$1,606
Field operating costs	(144)	(154)	(150)	(312)	(308)	(610)	(602)
General and administrative expenses	(40)	(52)	(51)	(90)	(87)	(182)	(178)
	177	183	198	426	451	786	826
Depreciation and amortization expense	(48)	(55)	(53)	(110)	(107)	(213)	(208)
Interest expense, net	(42)	(51)	(49)	(105)	(102)	(198)	(193)
Income tax credit (expense)	2	2	1	(4)	(3)	—	—
Other income (expense), net	3	12	14	—	—	15	17
Net Income	$92	$91	$111	$207	$239	$390	$442

Net Income to Limited Partners	$67	$65	$84	$145	$175	$277	$327
Basic Net Income Per Limited Partner Unit
Weighted Average Units Outstanding	116	120	120	123	123	120	120
Net Income Per Unit	$0.58	$0.54	$0.70	$1.18	$1.42	$2.31	$2.73

Diluted Net Income Per Limited Partner Unit
Weighted Average Units Outstanding	117	121	121	124	124	121	121
Net Income Per Unit	$0.57	$0.54	$0.69	$1.17	$1.41	$2.29	$2.70

EBIT	$132	$140	$159	$316	$344	$588	$635
EBITDA	$180	$195	$212	$426	$451	$801	$843

Selected Items Impacting Comparability

Equity compensation charge	$(6)	$(17)	$(17)	$(18)	$(18)	$(41)	$(41)
Acquisition related hedging activity	—	12	14	—	—	12	14
SFAS 133 Mark-to-Market Adjustment	(5)	—	—	—	—	(5)	(5)
	$(11)	$(5)	$(3)	$(18)	$(18)	$(34)	$(32)

Excluding Selected Items Impacting Comparability
Adjusted Segment Profit
Transportation	$92	$99	$103	$234	$240	$425	$435
Facilities	32	35	37	78	82	145	151
Marketing	66	66	75	132	147	264	288
Other Income (Expense), net	1	—	—	—	—	1	1
Adjusted EBITDA (2)	$191	$200	$215	$444	$469	$835	$875
Adjusted Net Income	$103	$96	$114	$225	$257	$424	$474
Adjusted Basic Net Income per Limited Partner Unit	$0.67	$0.58	$0.73	$1.33	$1.57	$2.59	$2.99
Adjusted Diluted Net Income per Limited Partner Unit	$0.66	$0.58	$0.72	$1.31	$1.56	$2.57	$2.97

(1) The projected average foreign exchange rate is $1 CAD to $1 USD. The rate as of May 28, 2008 was $0.99 CAD to $1 USD.

(2) The Partnership’s Adjusted EBITDA is anticipated to trend upwards during the second half of 2008 due to anticipated contributions from capital projects and the seasonality of the Partnership’s LPG activities, as well as the ramp-up of synergies related to the Rainbow transaction. As a result, the Adjusted EBITDA guidance range for the second half of 2008 of $444 million to $469 million is anticipated to be split approximately 45% and 55% between the third quarter and fourth quarter, respectively.

Notes and Significant Assumptions:

1. Definitions.

Bcf	Billion cubic feet
EBIT	Earnings before interest and taxes
EBITDA	Earnings before interest, taxes and depreciation and amortization expense
Bbls/d	Barrels per day
Segment Profit	Net revenues (including equity earnings, as applicable) less purchases, field operating costs, and segment general and administrative expenses
LTIP	Long-Term Incentive Plan
LPG	Liquefied petroleum gas and other natural gas related petroleum products
FX	Foreign currency exchange
General partner

As the context requires, “general partner” refers to any or all of (i) PAA GP LLC, the owner of our 2% general partner interest, (ii) Plains AAP, L.P., the sole member of PAA GP LLC and owner of our incentive distribution rights and (iii) Plains All American GP LLC, the general partner of Plains AAP, L.P.

Class B units	Class B units of Plains AAP, L.P.

2. Business Segments. We manage our operations through three operating segments: (i) Transportation, (ii) Facilities, and (iii) Marketing. The following is a brief explanation of the operating activities for each segment as well as key metrics.

a. Transportation. Our transportation segment operations generally consist of fee-based activities associated with transporting crude oil and refined products on pipelines, gathering systems, trucks and barges. We generate revenue through a combination of tariffs, third-party leases of pipeline capacity and transportation fees. We also include in this segment our equity earnings from our investments in the Butte and Frontier pipeline systems, in which we own minority interests, and Settoon Towing, in which we own a 50% interest.

Pipeline volume estimates are based on historical trends, anticipated future operating performance and completion of internal growth projects. Volumes are influenced by temporary market-driven storage and withdrawal of oil, maintenance schedules at refineries, production declines and other external factors beyond our control. Segment profit is forecast using the volume assumptions in the table below, priced at forecasted tariff rates, less estimated field operating costs and G&A expenses. Field operating costs do not include depreciation. Actual segment profit could vary materially depending on the level of volumes transported or expenses incurred during the period.

The following table summarizes our total pipeline volumes and highlights major systems that are significant either in total volumes transported or in contribution to total transportation segment profit.

	Three Months		Six Months		Twelve Months
	Ending		Ending		Ending
	June 30, 2008		December 31, 2008		December 31, 2008
Average Daily Volumes (000 Bbls/d)
All American	45		45		46
Basin	360		360		361
Capline	225		225		217
Line 63 / 2000	162		160		161
Salt Lake City Area Systems (1)	97		95		96
West Texas / New Mexico Area Systems (1)	385		375		378
Rainbow	130		195		131
Manito	75		75		74
Rangeland	55		56		57
Refined Products	110		112		113
Other	1,187		1,172		1,175
	2,831		2,870		2,809
Trucking	95		100		98
	2,926		2,970		2,907
Average Segment Profit ($/Bbl)
Excluding Selected Items Impacting Comparability	$0.38	(2)	$0.43	(2)	$0.40	(2)

(1) The aggregate of multiple systems in the respective areas.
(2) Mid-point of guidance.

b. Facilities. Our facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products and LPG, as well as LPG fractionation and isomerization services. We generate revenue through a combination of month-to-month and multi-year leases and processing arrangements. This segment also includes our equity earnings from our 50% investment in PAA/Vulcan Gas Storage, LLC which owns and operates approximately 26 Bcf of underground natural gas storage capacity and is constructing an additional 24 Bcf of underground storage capacity.

Segment profit is forecast using the volume assumptions in the table below, priced at forecasted rates, less estimated field operating costs and G&A expenses. Field operating costs do not include depreciation.

	Three Months		Six Months		Twelve Months
	Ending		Ending		Ending
	June 30, 2008		December 31, 2008		December 31, 2008
Operating Data
Crude oil, refined products and LPG storage (MMBbls/Mo.)	48		50		48
Natural Gas Storage (Bcf/Mo.)	13		14		14
LPG Processing (MBbl/d)	18		20		18
Facilities Activities Total (1)
Avg. Capacity (MMBbls/Mo.)	51		53		51

Segment Profit per Barrel ($/Bbl)
Excluding Selected Items Impacting Comparability	$0.24	(2)	$0.25	(2)	$0.24	(2)

(1) Calculated as the sum of: (i) crude oil, refined products and LPG storage capacity; (ii) natural gas storage capacity divided by 6 to account for the 6:1 mcf of gas to barrel of crude oil ratio; and (iii) LPG processing volumes multiplied by the number of days in the period and divided by 1,000 and the number of months in the period to convert to monthly capacity in millions.

(2) Mid-point of guidance.

c. Marketing. Our marketing segment operations generally consist of the following merchant activities:

•   the purchase of U.S. and Canadian crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities, as well as the purchase of foreign cargoes at their load port and various other locations in transit;

•   the storage of inventory during contango market conditions and the seasonal storage of LPG;

•   the purchase of refined products and LPG from producers, refiners and other marketers;

•   the resale or exchange of crude oil, refined products and LPG at various points along the distribution chain to refiners or other resellers to maximize profits; and

•   the transportation of crude oil, refined products and LPG on trucks, barges, railcars, pipelines and ocean-going vessels to our terminals and third-party terminals.

The level of profit in the marketing segment is influenced by overall market structure and the degree of volatility in the crude oil market as well as variable operating expenses. Forecasted operating results for the three-month period ending June 30, 2008 and second half of 2008 reflect our expectation of a backwardated market structure and weather-related seasonal variations in LPG sales. Unexpected changes in market structure or volatility (or lack thereof) could cause actual results to differ materially from forecasted results.

We forecast segment profit using the volume assumptions stated below, as well as estimates of unit margins, field operating costs, G&A expenses and carrying costs for contango inventory, based on current and anticipated market conditions. Field operating costs do not include depreciation. Realized unit margins for any given lease-gathered barrel could vary significantly based on a variety of factors including location, quality and contract structure.

	Three Months		Six Months		Twelve Months
	Ending		Ending		Ending
	June 30, 2008		December 31, 2008		December 31, 2008
Average Daily Volumes (MBbl/d)
Crude Oil Lease Gathering	680		680		680
LPG Sales	60		100		105
Refined Products	20		30		25
Waterborne foreign crude imported	75		75		75
	835		885		885

Segment Profit per Barrel ($/Bbl)
Excluding Selected Items Impacting Comparability	$0.93	(1)	$0.86	(1)	$0.85	(1)

(1)  Mid-point of guidance.

3.

Depreciation and Amortization. We forecast depreciation and amortization based on our existing depreciable assets, forecasted capital expenditures and projected in-service dates. Depreciation is computed using the straight-line method over estimated useful lives, which range from 3 years (for office furniture and equipment) to 40 years (for certain pipelines, crude oil terminals and facilities) and includes gains and losses on the sale of assets.

4.

Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”). Included in this guidance are gains associated with hedges of foreign currency and crude oil line fill that were entered into in anticipation of the closing of the Rainbow acquisition and which were realized in connection with the closing of such acquisition. However, this guidance does not include assumptions or projections with respect to potential gains or losses related to derivatives accounted for under SFAS 133, as there is no accurate way to forecast these potential gains or losses. The potential gains or losses related to these derivatives (primarily mark-to-market adjustments) could cause actual net income to differ materially from our projections.

5.

Capital Expenditures and Acquisitions.  Although acquisitions constitute a key element of our growth strategy, the forecasted results and associated estimates do not include any forecasts for acquisitions that may be made after the date hereof. Capital expenditures for expansion projects are forecasted to be approximately $420 million during calendar 2008, of which $124 million was spent in the first quarter. Following are some of the more notable projects and forecasted expenditures for the year:

Calendar 2008
(in millions)
Expansion Capital
• Patoka tankage	$43
• Kerrobert facility	36
• Paulsboro tankage	30
• Fort Laramie Tank Expansion	22
• West Hynes tankage	13
• Edmonton tankage and connections	12
• Bumstead expansion	10
• Pier 400 (1)	10
• Other projects, including acquisition related expansion projects (2)	244
420
Maintenance Capital	60
Total Projected Capital Expenditures (excluding acquisitions)	$480

(1)

This project requires approval from a number of city and state regulatory agencies in California. Accordingly, the timing and amount of  additional costs, if any, related to Pier 400 are not certain at this time. Does not include intangible expenditures of approximately $5 million for emission reduction credits.

(2)

Primarily pipeline connections, upgrades and truck stations, new tank construction and refurbishing, and carry-over of projects started in 2007 including the Salt Lake City pipeline for which estimated costs have increased approximately $50 million over previous estimates primarily due to weather related factors and adverse soil conditions. Such amount also includes a preliminary estimate of expansion capital projects associated with the Rainbow acquisition that are expected to be commenced in 2008.

6.

 Capital Structure. This guidance is based on our capital structure as of March 31, 2008, as modified by the issuances of (i) $600 million of 6.50% senior notes due 2018 on April 23, 2008, and (ii) 6.9 million common units at $46.31 per unit on May 12, 2008.  The net proceeds from these offerings were used to reduce outstanding borrowings under our credit facilities which may be re-borrowed to fund our capital program, including acquisitions, and for other general partnership purposes.

7.

Interest Expense. Debt balances are projected based on estimated cash flows, current distribution rates, forecasted capital expenditures for maintenance and expansion projects, expected timing of collections and payments, and forecasted levels of inventory and other working capital sources and uses.

Included in interest expense are commitment fees, amortization of long-term debt discounts or premiums, deferred amounts associated with terminated interest-rate hedges and interest on short-term debt for non-contango inventory (primarily hedged LPG inventory and New York Mercantile Exchange and IntercontinentalExchange margin deposits). Interest expense is net of amounts capitalized for major expansion capital projects and does not include interest on borrowings for inventory stored in a contango market. We treat interest on contango-related borrowings as carrying costs of crude oil and include it as part of the purchase price of crude oil.

8.

Net Income per Unit. Basic net income per limited partner unit is calculated by dividing net income allocated to limited partners by the basic weighted average units outstanding during the period.  The following table reflects the impact of our November 2008 annualized distribution goal of $3.61 to $3.66 per unit.

	Three Months Ending		Six Months Ending		Twelve Months Ending
	June 30, 2008		December 31, 2008		December 31, 2008
	Low	High	Low	High	Low	High
Numerator for basic and diluted earnings per limited partner unit:
Net Income	$91	$111	$207	$239	$390	$442
General partners incentive distribution	(29)	(29)	(69)	(70)	(125)	(126)
General partners incentive distribution reduction	4	4	10	10	18	18
	66	86	148	179	283	334
General partner 2% ownership	(1)	(2)	(3)	(4)	(6)	(7)
Net income available to limited partners	$65	$84	$145	$175	$277	$327

Denominator:
Denominator for basic earnings per limited partner unit-weighted average number of limited partner units
Effect of dilutive securities:	120	120	123	123	120	120
Weighted average LTIP units	1	1	1	1	1	1
Denominator for diluted earnings per limited partner unit-weighted average number of limited partner units	121	121	124	124	121	121

Basic net income per limited partner unit	$0.54	$0.70	$1.18	$1.42	$2.31	$2.73
Diluted net income per limited partner unit	$0.54	$0.69	$1.17	$1.41	$2.29	$2.70

Net income allocated to limited partners is impacted by the income allocated to the general partner and the amount of the incentive distribution paid to the general partner. The amount of income allocated to our limited partner interests is 98% of the total partnership income after deducting the amount of the general partner’s incentive distribution  as adjusted for temporary reductions in the incentive distribution rights as discussed below. For the second half of 2008, our forecast incorporates the assumption that we will achieve the midpoint of our targeted distribution growth for 2008, which is based on an annualized distribution level in the fourth quarter of 2008 of $3.61 per unit to $3.66 per unit.

In conjunction with the Pacific and Rainbow acquisitions, the general partner reduced the amounts due it as incentive distributions by an aggregate amount of $75 million. Approximately $27.5 million of this reduction was realized as of May 15, 2008.  Incentive distributions will be reduced by $10 million for the second half of 2008, $21 million in 2009, $11 million in 2010 and $5 million in 2011.

The relative amount of the incentive distribution varies directionally with the number of units outstanding and the level of the distribution on the units. Based on the current number of units outstanding, each $0.05 per unit annual increase or decrease in the distribution relative to forecasted amounts increases or decreases net income available for limited partners by approximately $6 million ($0.05 per unit) on an annualized basis.

9.

Equity Compensation Plans. The majority of grants outstanding under our equity compensation plans (LTIP and Class B units) contain vesting criteria that are based on a combination of performance benchmarks and service period. The grants will vest in various percentages, typically on the later to occur of specified earliest vesting dates and the dates on which minimum distribution levels are reached. Among the various grants estimated vesting dates range from May 2008 to May 2012 and minimum annualized distribution levels range from $2.80 to $4.50. For some awards, a percentage of any remaining units will vest on a date certain in 2011 or 2012 and all others are forfeited.

On April 17, 2008, we declared an annualized distribution of $3.46 which was paid on May 15, 2008 to our unitholders of record as of May 5, 2008. In addition to achieving the distribution level of $3.46, we have deemed probable that the $3.75 distribution level will be achieved. Accordingly, for grants that vest at annualized distribution levels of $3.75 or less, guidance includes an accrual over the applicable service period at an assumed market price of $47.60 per unit as well as the fair value associated with awards that will vest on a date certain. The actual amount of equity compensation expense amortization in any given period will be directly influenced by (i) our unit price at the end of each reporting period, (ii) our unit price on the date of actual vesting, (iii) the amount of amortization in the early years, (iv) the probability assessment of achieving future distribution rates, and (v) new equity compensation award grants. For example, a $3.00 change in the unit price assumption at June 30, 2008 would change the second quarter equity compensation expense by approximately $4 million — $1 million for the current quarter and $3 million for the life-to-date adjustment to the liability accrued in prior periods. Therefore, actual net income could differ materially from our projections.

Included in equity compensation expense highlighted in selected items impacting comparability for the second quarter of 2008 is approximately $7 million of expense attributable to the Class B units. Since the economic burden of the Class B units is borne solely by the General Partner and not the Partnership, the expense will be reflected as a capital contribution and thus will result in a corresponding credit to Partners’ Capital in the financial statements of the Partnership.

The amount of equity compensation expense highlighted in selected items impacting comparability for the second quarter of 2008 excludes the portion of the expense represented by awards that pursuant to their terms, will be settled in cash only ($4 million, of which $3 million was incurred as a result of our determination that a $3.75 annualization distribution was probable and was therefore necessary to adjust the life-to-date liability accrued in prior periods).

10.

Reconciliation of EBITDA and EBIT to Net Income. The following table reconciles the three month guidance range ending June 30, 2008 and six and twelve months ending December 31, 2008 for EBITDA and EBIT to net income.

	Three Months Ending		Six Months Ending		Twelve Months Ending
	June 30, 2008		December 31, 2008		December 31, 2008
	Low	High	Low	High	Low	High

Reconciliation to Net Income
EBITDA	$195	$212	$426	$451	$801	$843
Depreciation and amortization	55	53	110	107	213	208
EBIT	140	159	316	344	588	635
Interest expense	51	49	105	102	198	193
Income tax (credit) expense	(2)	(1)	4	3	—	—
Net Income	$91	$111	$207	$239	$390	$442

Preliminary 2009 Guidance

This preliminary adjusted EBITDA guidance for 2009 is based on (1) continued operating and financial performance of our existing assets in line with recent performance trends, (2) achievement of targeted performance levels for recent acquisitions and (3) contributions from expansion capital expenditures in line with our expectations. Projected adjusted EBITDA contributions from the transportation and facilities segments are expected to range from 65% to 70% and projected operating results for the marketing segment incorporate the expectation that market conditions will remain generally consistent with those experienced during the first five months of 2008.

The following table summarizes the range of selected key financial data of our preliminary sustainable projections for calendar year 2009.

Preliminary Calendar 2009 Guidance (in millions)

	Low	High
EBITDA	$925	$975
Depreciation and amortization	(230)	(220)
Interest expense	(215)	(205)
Income taxes	(24)	(22)
Net Income	$456	$528
Maintenance Capital Expenditures	$65	$55

Our preliminary guidance for interest expense is based on our projected capital structure as of May 28, 2008, the current market outlook for floating interest rates, approved capital projects for 2008 and the assumption that 2009 capital projects will range between $250 million and $350 million.  Our preliminary guidance for depreciation and amortization is based on projected depreciation from our present asset base, and continued development of our portfolio of projects.  Our preliminary guidance for maintenance capital expenditures is based on our estimate of the range of recurring expenditures that are expected to average approximately $60 million in any given year. The net income and EBITDA shown above exclude selected items impacting comparability such as equity compensation and SFAS 133 (see Note 4 above) as it is impractical to forecast such items.

Forward-Looking Statements and Associated Risks

All statements included in this report, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast” and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. The absence of these words, however, does not mean that the statements are not forward-looking. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•        the successful integration and future performance of acquired assets and businesses (including the Rainbow acquisition) and the risks associated with operating in lines of business that are distinct and separate from our historical operations;

•        future developments and circumstances at the time distributions are declared;

•        failure to implement or capitalize on planned internal growth projects;

•        the success of our risk management activities;

•        environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•        maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties;

•        abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline systems;

•        shortages or cost increases of power supplies, materials or labor;

•        the availability of adequate third-party production volumes for transportation and marketing in the areas in which we operate (including on the Rainbow system), and other factors that could cause declines in volumes shipped on our pipelines by us and third-party shippers, such as declines in production from existing oil and gas reserves or failure to develop additional oil and gas reserves;

•        fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

•        the availability of, and our ability to consummate, acquisition or combination opportunities;

•                       our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms;

•                       unanticipated changes in crude oil market structure and volatility (or lack thereof);

•                       the impact of current and future laws, rulings, governmental regulations and interpretations;

•                       the effects of competition;

•        continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

•                       interruptions in service and fluctuations in tariffs or volumes on third-party pipelines;

•                       increased costs or lack of availability of insurance:

•        fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans;

•                       the currency exchange rate of the Canadian dollar;

•                       weather interference with business operations or project construction;

•                       risks related to the development and operation of natural gas storage facilities;

•                       general economic, market or business conditions; and

•        other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which information is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC, its general partner

By: PLAINS AAP, L. P., its sole member

By: PLAINS ALL AMERICAN GP LLC, its general
partner

Date: May 29, 2008	By:	/s/ AL SWANSON
		Name:	Al Swanson
		Title:	Senior Vice President - Finance and Treasurer